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Exhibit 10.7

ENGLISH SUMMARY OF THE NATURAL GAS AND HEAVY OIL SUPPLY MANAGEMENT AGREEMENT AND ITS LETTER OF RENEWAL
BETWEEN DOMTAR INC., AND NORAMPAC INC.

Introduction:

        Agreement ("Agreement") entered into on June 5, 2002 by which Domtar Inc. ("Domtar") agrees to provide Norampac Inc. ("Norampac") and Norampac agrees to pay for management services relating to the supply of natural gas and heavy oil.

Purchase agreements:

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  Services: The management services provided by Domtar include the management of the natural gas and heavy oil supply for Norampac's packaging operations relating to the supply, transportation, distribution and, if necessary, the storage of raw materials.

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  Domtar agrees to use its best efforts to provide Norampac's packaging operations with the continued advantages derived from the supply agreements between Domtar and its suppliers for the supply, transportation, distribution and storage of natural gas and heavy oil. In addition, the products supplied to Norampac pursuant to the purchase agreements provided by this Agreement, are supplied under the same terms and conditions as provided by the underlying agreements between Domtar and its suppliers.

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  During the term of the Agreement, Domtar is to act as Norampac's agent for natural gas and heavy oil purchase contracts.

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  Should Norampac temporarily or indefinitely close a particular packaging operation, Norampac is still responsible for its share of obligations arising under the agreements or for the losses incurred from a resale of either natural gas or heavy oil. However, Domtar agrees to use its best efforts to allocate to other Norampac packaging operations the volume originally planned for the closed packaging operation or to resell the said volume under market conditions.

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  Indemnification: Except in the case of gross negligence on Domtar's part, Norampac agrees to indemnify Domtar, its employees, directors and administrators against any third party claims arising from the services to be provided under the Agreement to the extent of Norampac's share of obligations.

Term:

        The initial term of the Agreement is three years, starting retroactively on January 1, 2000 and ending on December 31, 2002.

        The Agreement may be renewed by mutual consent for additional one-year terms. Norampac must give written notice to Domtar at least three months before the expiration of the initial term or of the renewal period. Domtar has 30 days to accept.

        On February 12, 2003, the Agreement was renewed until December 31, 2003. On September 23, 2003, the Agreement was renewed until December 31, 2004.

Fees:

        Norampac agrees to pay a monthly fee to Domtar for its services.

        The fees for a particular period are based on the ratio of the preceding year's average natural gas volume purchased by Norampac compared to the average natural gas volume currently purchased by Domtar. The fees for a particular year will be based on estimates of the expenditures for that year. Interest is calculated on the difference between the estimates and the total consumption for the 12 months preceding the renewal. An adjustment will be made regarding fees and interest prior to December 31 of each year to reflect the ratio of the preceding year's average natural gas volume purchased by Norampac compared to the average natural gas volume currently purchased by Domtar.

Governing Law:

        The Agreement is governed by the laws of Quebec and by the laws of Canada.

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  Exhibit 10.7
ENGLISH SUMMARY OF THE NATURAL GAS AND HEAVY OIL SUPPLY MANAGEMENT AGREEMENT AND ITS LETTER OF RENEWAL BETWEEN DOMTAR INC., AND NORAMPAC INC.